Exhibit 10.1
Execution Version

May 25, 2020

Mr. C. Keith Cargill
At the address on file with the Company
Dear Keith:
This letter (this “Letter Agreement”) memorializes our recent discussions regarding your transition to Vice Chairman of Texas Capital Bancshares, Inc. (together with its affiliates, the “Company”) and subsequent retirement. All capitalized terms that are not defined in this Letter Agreement are used with the meanings assigned in the Amended and Restated Executive Employment Agreement, dated December 18, 2014, by and between you and the Company (your “Employment Agreement”).

1.	Service as Vice Chairman
(a)Transition Period. As of the date of this Letter Agreement, you assume the position of Vice Chairman of the Company and will serve in that role until January 1, 2021 (the “Transition Period”) unless earlier terminated in accordance with this Letter Agreement. The form of the press release announcing your transition to Vice Chairman has been mutually agreed by you and the Company.
(b)Duties. As Vice Chairman, you shall report directly to the Chief Executive Officer of the Company (the “CEO”) and provide services commensurate with your status as reasonably requested by the CEO with respect to the business of the Company. In particular you shall be available for consultation with the CEO on a reasonable basis, with the intention that you may engage remotely in services or activities that may reasonably be performed remotely and that such services are consistent with your separate personal and business pursuits. It is the expectations that you will provide at least forty (40) hours of services per month.
(c)Prior Positions and Responsibilities. As of the date of this letter, you resign from your role as President and Chief Executive Officer and from any other role you have as a director, officer or employee of the Company (including as a member of the Board of Directors of Texas Capital Bancshares, Inc. and Texas Capital Bank, N.A.), except for your position as Vice Chairman under this Letter Agreement. You agree that your transition to Vice Chairman and resignation from the positions provided for in this Section 1 do not constitute Good Reason.

2.	Compensation
(a)Base Salary; Benefits and Perquisites. Through January 1, 2021, you shall continue to be paid your annual base salary at the current rate of $1,025,000 and shall continue to be eligible for benefits and perquisites in accordance with the terms of your Employment Agreement.
(b)Annual Bonus. You will be eligible to receive an annual incentive bonus for fiscal year 2020 in accordance with your Employment Agreement (“2020 Annual Incentive”). The 2020 Annual Incentive will be no less than $1,000,000 and will be subject to Sections 3 and 4 of this Letter Agreement; provided, however that the amount of your 2020 Annual Incentive will be reduced by the amount of the Commencement Bonus (as defined below).

(c)Equity Compensation. Effective as of May 26, 2020 (the “Grant Date”), the Company will grant you a number of Restricted Stock Units (as defined in the Texas Capital Bancshares, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”)) equal to $2,300,000 divided by the May 26, 2020 closing price of a share of Common Stock (as defined in the Plan), rounded up to the next whole unit (the “2020 Equity Award”). The 2020 Equity Award will vest on the third anniversary of the Grant Date, will be subject to the terms of the Plan and the applicable award agreement, which award agreement will have terms and conditions consistent with the terms and conditions applicable to “Time-Based Units” as set forth in the award agreement filed as Exhibit 10.1 of the Company’s Form 10-Q, dated April 19, 2019, and will be subject to Sections 3 and 4 of this Letter Agreement.
(d)Commencement Bonus. As soon as practicable following your commencement as Vice Chairman but in no event more than thirty (30) days thereafter, the Company will pay you a commencement bonus in the amount of $589,375 (the “Commencement Bonus”).

3.	Separation
(a)Separation Date. As of January 1, 2021 (the “Separation Date”), your service as an officer and employee of the Company shall cease. You agree that no further action is required by you or any of the preceding to make the transitions and resignations provided for in this Section 3 effective, but you nonetheless agree to execute any documentation the Company reasonably requests at the time to confirm it and to not reassume any such service or position without the written consent of the Company.
(b)Separation Payments. In lieu of all compensation and benefits to which you otherwise would be entitled under your Employment Agreement on your separation from the Company and subject to Section 3(c) of this Letter Agreement, if you separate employment in accordance with Sections 3(a) or 4(a) of this Letter Agreement, (1) you shall be eligible for an incentive bonus as provided for in Section 2(b) of this Letter Agreement, (2) you shall receive cash payments equal to sum of 1.5 times your current base salary and 1.5 times your average bonus for 2018 and 2019 (the “Severance Benefit”), with one-third of such Severance Benefit paid in a lump sum on the first payroll date in February 2021 and two-thirds of such Severance Benefit paid in equal monthly installments for a period of twelve months in accordance with the Company’s regular payroll practices, beginning on the first payroll date coinciding with or next following the date that is sixty days after the Separation Date (3) your outstanding Company equity or equity-based awards (including the 2020 Equity Award) shall continue to vest in accordance with their terms following the Separation Date as if your employment with the Company continued, remaining subject to the achievement of any applicable performance conditions and any other forfeiture conditions (but irrespective of any continued employment conditions).
(c)Release. Payment of any of the amounts described in Sections 2(b) and 3(b) of this Letter Agreement is conditioned your execution of a general release and waiver of claims in the form attached as Exhibit A relating to the period of your employment with the Company, within the twenty-one day period following the end of your employment, and such release not being revoked and becoming effective and enforceable in accordance with its terms.
(d)Non-contingent Entitlements. On any termination of your employment with the Company for any reason, you will be entitled to the amounts provided for in Section 8(a) of your Employment Agreement. These amounts are additive to amounts (if any) you may be contingently entitled to under Section 3(b) or Section 4 of this Letter Agreement.
(e)Shareholder Protection Provision. Section 8(e) of your Employment Agreement will continue to apply in the event that any event provided for therein occurs before your Separation Date.

4.	Early Termination
(a)Termination without Cause, or in the event of death or permanent disability. If, during the Transition Period, your service under this Letter Agreement is terminated by the Company without Cause, or in the event of your death or permanent disability, the date of such termination, death, or declaration of permanent disability shall be treated as the Separation Date, yet such occurrence shall not affect the compensation to be provided to you (or your estate) under Sections 2 and 3 of this Letter Agreement (including any remaining 2020 annual base salary payments as set forth in Section 2(a)), subject to Section 3(c) of this Letter Agreement and your continued compliance with Section 5 of this Letter Agreement. For the avoidance of doubt, if there remain unvested equity-based awards at the time of your death (whether during the Transition Period or thereafter), all such unvested equity-based awards shall immediately become vested.
(b)Termination for Cause or Resignation. If, during the Transition Period, your service hereunder is terminated (1) by the Company for Cause or (2) by you for any reason, you shall not be entitled to any further compensation under this Letter Agreement (other than under Section 3(d)).

5.	Protective Covenants
(a)Generally. You shall continue to be subject to the Protective Covenants set forth under Section 6 and Section 10(c) of your Employment Agreement except that references to “a one-year period” in Sections 6(e) and “a period of one year” in Section 6(f) shall be extended and replaced with “an eighteen-month period.” As so modified, Sections 6 and 10(c) of your Employment are incorporated herein by reference and reaffirmed in all respects.
(b)Forfeiture for Breach of Covenants. Section 8(c) of your Employment Agreement will apply to any benefits to which you are entitled under Section 3(b) of this Letter Agreement, replacing references to the “Severance Period” with references to the “eighteen-month period following the Separation Date”.
(c)Trade Secrets; Whistleblower Rights. The Company hereby informs you that, notwithstanding any provision of this Letter Agreement or your Employment Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Letter Agreement to the contrary, nothing in this Letter Agreement shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

6.	Miscellaneous
(a)Cooperation. Following the termination of your employment relationship with the Company, you agree to provide cooperation, at the reasonable request of the Company and without unreasonable interference as to your professional and personal pursuits, with the transitioning of your job duties and responsibilities and investigations or other legal, equitable or business matters or proceedings that involve any matters for which you worked on or had responsibility during your employment with the Company, up to five (5) hours per month.  For any such time spent assisting the Company pursuant to this Section 6(a) following the Separation Date, you shall be compensated at the rate of $1,000 per hour.

(b)Indemnification. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Indemnification Agreement, dated July 1, 2014, or any other indemnification agreement between you and the Company shall remain in full force and in effect and the parties’ obligations and duties thereunder are not in any way modified or superseded by this Letter Agreement. The Company agrees that it shall maintain a directors’ and officers’ liability insurance policy covering you in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles) no less favorable to you than the coverage that the Company provides to its other senior executives and directors from time to time.
(c)Governing Law; Amendment. This Letter Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(d)Dispute Resolution. Any and all disputes that arise out of or relate to the provisions of this Letter Agreement or the alleged breach thereof (other than orders in aid or enforcement of arbitration awards and injunctive relief) shall be resolved by arbitration in accordance with the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”) before a single arbitrator who shall be selected in accordance with the AAA rules. The arbitrator must have at least ten (10) years’ experience in employment matters. Arbitration shall be conducted in Dallas County, Texas. Judgment may be entered upon the final award of the arbitrator.
(e)Legal Fees. As soon as reasonably practicable following the date hereof, the Company will reimburse you for reasonable legal fees and expenses that you incur in connection with the negotiation and preparation of this Letter Agreement in an amount not to exceed $20,000.
(f)Section 409A. This Letter Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (including the applicable regulations thereunder) (“Section 409A”). To the extent that any provision in this Letter Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Letter Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Letter Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Letter Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Letter Agreement shall be made or provided in accordance with Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Letter Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Letter Agreement during the six (6)-month period immediately following your separation from service on account of your separation from service shall instead be paid, with interest (based on the rate in effect for the month in which your separation from service occurs), on the first business day of the seventh (7th) month following your separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A. If you die during the postponement period, the amounts and entitlements delayed on account of

Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death.
(g)Entire Agreement. This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including your Employment Agreement, except to the extent provisions of your Employment Agreement are specifically incorporated herein by reference), term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter; provided, that the covenants set forth in Section 5 of this Letter Agreement shall be in addition to, and shall not supersede, any restrictive covenants to which you are otherwise subject under any other plan, agreement or arrangement of the Company and that the terms of your outstanding Company equity or equity-based awards shall continue as modified by this Letter Agreement.
(h)Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Letter Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
(i)Survival. Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.
(j)Counterparts. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which shall become a binding agreement on our receipt.
Sincerely,

TEXAS CAPITAL BANCSHARES, INC.

By:	/s/ Larry L. Helm Name: Larry L. Helm Title: Chairman of the Board

Accepted and Agreed
I hereby agree with and accept the terms
and conditions of this Letter Agreement:

/s/ C. Keith Cargill
Name: C. Keith Cargill
Date: May 25, 2020

[Signature Page to Letter Agreement]

Exhibit A
FORM OF RELEASE
THIS RELEASE (this “Release”) is entered into between C. Keith Cargill (“Executive”) and Texas Capital Bancshares, Inc. (the “Company”) for the benefit of the Company and its affiliates. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Section [3][4] of the Letter Agreement entered into by and between Executive and the Company, dated as of May ●, 2020 (the “Letter Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Letter Agreement.

Accordingly, Executive and the Company agree as follows.

1.    General Release and Waiver of Claims. In consideration for the payments and other benefits provided to Executive by the Letter Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)    Mutual Release.

(i)     By Executive. Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its subsidiaries, divisions, affiliates and related entities and its current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from any and all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, services to, or termination of employment from or provision of services to, the Company, under the Letter Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(ii)    By the Company. In consideration of the mutual promises contained in this Agreement, including Executive's release of claims and the Protective Covenants described in Section 5 of the Letter Agreement, which are in addition to anything of value to which the Company is already entitled, the Company, on behalf of itself and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, executives, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges, except as specified below, Executive and his heirs, executors, successors and assigns (the “Executive Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company has, had, or may have against the Executive Released Parties relating to or arising out of his employment, compensation and terms and conditions of employment, separation from employment, or retirement up through the Effective Date. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims relating to or arising out of Executive's employment, compensation and terms and conditions of employment, separation from employment, or retirement for any period up to and including the Effective Date; provided, however, that, notwithstanding the foregoing, this Release specifically excludes any claims for fraud by Executive. The Company is not currently aware of any conduct, act or omission by Executive that could give rise to a claim that Executive has committed fraud.

(b)    Proceedings; Whistleblower Rights. To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims that are released by this Release, or to accept any benefit from any lawsuit that might be filed by another person or government entity based in whole or in part on any event, act, or omission that is the subject of this Release. Notwithstanding the foregoing, nothing in this Release shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

(c)    Exclusions. This Release specifically excludes Executive’s rights and the Company’s obligations under Section [3][4] of the Letter Agreement. Excluded from this Release are: (i) any claims that cannot be waived by law; (ii) Executive’s rights to receive any payments or benefits under Section [3][4] of the Letter Agreement; (iii) Executive’s rights to any equity or equity-based awards of the Company, or payments in respect thereof, (iv) any rights Executive may have to receive vested amounts under any of the Company’s benefit plans and/or pension plans or programs; (v) Executive’s rights in and to any equity or ownership interest that Executive continues to hold following his termination of employment; (vi) Executive’s rights to medical benefit continuation coverage pursuant to federal law (COBRA); (vii) any rights or claims that the law does not allow to be released and/or waived by private agreement; (viii) any rights or claims that are based on events occurring after the date on which Executive signs this Release; or (ix) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a director, officer or employee of the Company or the Releasees. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by the covenants set forth in Section 5 of the Letter Agreement and any other restrictive covenants applicable to Executive that continue or are to be performed following termination of employment.

(d)    EEOC Matters. The parties agree that this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief

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(including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.    Acknowledgements. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the Board of Directors of the Company, 2000 McKinney Avenue, Suite 700, Dallas Texas 75201 within the time period set forth above.

3.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the state of Texas, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Texas to be applied. In furtherance of the foregoing, the internal law of the state of Texas shall control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, all other parts and provisions shall remain fully valid and enforceable.

4.    Effectiveness. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided that he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release shall be without force or effect, and Executive shall not be entitled to the payments and benefits of Section [3][4] of the Letter Agreement.

[Remainder of Page Intentionally Left Blank]

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EACH OF THE PARTIES ACKNOWLEDGES THAT THEY HAVE READ THIS RELEASE AND THAT THEY FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT EACH OF THEM HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF THEIR OWN FREE WILL.
TEXAS CAPITAL BANCSHARES                EXECUTIVE
By:    ____________________________            ____________________________    Name:                            C. Keith Cargill
Title:
Date:                            Date: _______________________

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